Exhibit 99.1

NEWS RELEASE June 21, 2019 CONTACTS Dan Schlanger, CFO Ben Lowe, VP & Treasurer Crown Castle International Corp. 713-570-3050

Crown Castle Increases Revolving Credit Facility Commitments to $5.0 Billion and Extends Maturity of Existing Facilities

June 21, 2019 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it increased the commitments under its Senior Unsecured Revolving Credit Facility (“Revolver”) by $750 million, for total commitments of $5.0 billion, and extended the maturity date on its Senior Unsecured Credit Facility (“Credit Facility”) to June 21, 2024. The Credit Facility consists of a $2.3 billion Senior Unsecured Term Loan A Facility and, after giving effect to the increased commitments, a $5.0 billion Revolver. At closing, there was approximately $5.0 billion in availability under the Revolver.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 70,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

The pathway to possible.

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